Exhibit 10.4B

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (the “First Amendment”) is made as of May 18, 2017, by and between ARE-TECH SQUARE, LLC, a Delaware limited liability company (“Landlord”), and WARP DRIVE BIO, INC., a Delaware corporation (“Tenant”), formerly known as WARP DRIVE BIO, LLC, a Delaware limited liability company.

RECITALS

A. Landlord and Tenant are parties to that certain Lease Agreement dated as of August 22, 2012 (the “Lease”), wherein Landlord leases to Tenant certain premises containing approximately 21,621 rentable square feet (the “Premises”) located at 400 Technology Square, Cambridge, Massachusetts, as more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. The Base Term of the Lease is scheduled to expire on February 28, 2018.

C. Tenant has timely exercised its Extension Right pursuant to Section 39 of the Lease.

D. Landlord and Tenant desire to amend the Lease to, among other things, extend the term of the Lease through February 28, 2023 (the “First Amendment Expiration Date”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

Term. The expiration date of the term of the Lease is hereby extended through the First Amendment Expiration Date. Tenant’s occupancy of the Premises through the First Amendment Expiration Date shall be on an “as-is” basis and Landlord shall have no obligation to provide any tenant improvement allowance or to make any alterations to the Premises.

2.	Base Rent. Tenant shall continue to pay Base Rent as provided in the Lease through February 29, 2018. Commencing on March 1, 2018, Base Rent shall be payable pursuant to the following schedule:

Date Range:	Base Rent $/ RSF per year:	Base Rent Monthly Amount:
3/1/2018 – 2/28/19	$74.50	$134,230.38
3/1/2019 – 2/29/20	$76.74	$138,257.29
3/1/2020 – 2/28/21	$79.04	$142,405.00
3/1/2021 – 2/28/22	$81.41	$146,677.15
3/1/2022 – 2/28/23	$83.85	$151,077.47

3.	Extension Right. As of the date of this First Amendment, Section 39(a) of the Lease is hereby deleted and replaced with the following:

“(a) Extension Right. Subject to the superior rights of The General Hospital Corporation (i.e., Ragon Institute) (“Ragon”) as same exists on the day hereof to expand its premises to include the Premises, Tenant shall have 1 right (an “Extension Right”) to extend the term of this Lease for 5 years (an “Extension Term”) on the same terms and conditions as this Lease (other than with respect to Base Rent and the Work Letter) by giving Landlord written notice of its election to exercise the Extension Right (“Extension Notice”) at least 15 months and no more than 18 months prior to the First Amendment Expiration Date. Upon receipt of an Extension Notice from Tenant, Landlord shall offer the Premises to Ragon pursuant to the terms of Ragon’s lease. Following the completion of the procedures required under the Ragon lease in connection with Ragon’s rights to expand into the Premises, Landlord shall notify Tenant in writing whether or not Ragon has elected to expand its premises to include the Premises following the First Amendment Expiration Date. If Ragon elects to expand its premises to include the Premises, this Lease shall terminate on the First Amendment Expiration Date and Tenant’s Extension Right under this Section 39 shall be null and void and of no further force or effect. If Ragon does not elect to expand its premises to include the Premises, Landlord’s notice to Tenant will also include Landlord’s determination of the Market Rate.

Upon the commencement of the Extension Term, Base Rent shall be payable at the Market Rate (as defined below). Base Rent shall thereafter be adjusted on each annual anniversary of the commencement of the Extension Term by a percentage as determined by Landlord and agreed to by Tenant at the time the Market Rate is determined. As used herein, “Market Rate” shall mean the rate that comparable landlords of comparable buildings have accepted in current transactions from non equity (i.e., not being offered equity in the buildings) and nonaffiliated tenants of similar financial strength for space of comparable size, quality (including all Tenant Improvements, Alterations and other improvements) and floor height in comparable laboratory/office buildings in the Cambridge area for a comparable term, with the determination of the Market Rate to take into account all relevant factors, including tenant inducements, views, parking costs, leasing commissions, allowances or concessions, if any. In addition, Landlord may impose a market rent for the parking rights provided hereunder.

If, on or before the date which is 180 days prior to the expiration of the Base Term of this Lease, Tenant has not agreed with Landlord’s determination of the Market Rate and the rent escalations during the Extension Term after negotiating in good faith, Tenant shall be deemed to have elected arbitration as described in Section 39(b). Tenant acknowledges and agrees that, if Tenant has elected to exercise the Extension Right by delivering notice to Landlord as required in this Section 39(a), Tenant shall have no right thereafter to rescind or elect not to extend the term of the Lease for the Extension Term.”

4.

Indemnity. Notwithstanding anything to the contrary contained herein or in the Lease, Tenant acknowledges and agrees that, in order to reflect changes in applicable laws, retroactive to the date of the Lease, the language of Section 16 of the Lease which reads “unless caused solely by the willful misconduct or negligence of Landlord” is hereby deleted in its entirety and replaced with the following: “except to the extent caused by the willful misconduct or negligence of Landlord.”

5.

OFAC. Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of this Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of this Lease be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

6.	Miscellaneous.

a.

This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.	This First Amendment is binding upon and shall inure to the benefit of the parties hereto and their respective agents and assigns.

c.

This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this First Amendment attached thereto.

d.

Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this First Amendment and that no Broker brought about this transaction, other than Transwestern and NGKF. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than Transwestern and NGKF, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this First Amendment.

e.

Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment. In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail. Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

[Signatures are on the next page]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

TENANT:

WARP DRIVE BIO, INC., a Delaware corporation

By:	/s/ Laurence E. Reid
Its:	Laurence E. Reid
CEO

LANDLORD:

ARE-TECH SQUARE, LLC,
a Delaware limited liability company

By:	ARE-MA Region No. 31, LLC, a Delaware limited liability company its manager

	By:	Alexandria Real Estate Equities, L.P., a Delaware limited partnership managing member

		By:	ARE-QRS Corp.,
a Maryland corporation general partner

			By:	/s/ Eric S. Johnson
			Its:	Eric S. Johnson
Senior Vice President
RE Legal Affairs